EXHIBIT 99

               PROFIT SHARING AND SAVINGS PLAN OF
               REPUBLIC NATIONAL BANK OF NEW YORK

               Financial Statements and Schedules

                   December 31, 1993 and 1992


           (With Independent Auditors' Report Thereon)



                        Table of Contents

                   December 31, 1993 and 1992



Independent Auditors' Report

Statements of Net Assets Available for Plan Benefits

Statements of Changes in Net Assets Available for Plan Benefits

Notes to Financial Statements


                                                    Schedule

Assets Held for Investment at End of Plan Year,
  December 31, 1993                                    1

Reportable Transactions, For the Year Ended
  December 31, 1993                                    2




                   Independent Auditors' Report


The Employee Benefits and Compensation Committee of
  Republic National Bank of New York:


We have audited the accompanying statements of net assets available for plan benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York ("the Plan") as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York at December 31, 1993 and 1992, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our 1993 audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedules 1 and 2 is presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and is not a required part of the basic financial statements. Such supplementary information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements as of and for the year ended December 31, 1993 taken as a whole.


                                       KPMG Peat Marwick

June 13, 1994



                                                       PROFIT SHARING AND SAVINGS PLAN OF
                                                       REPUBLIC NATIONAL BANK OF NEW YORK

                                              Statements of Net Assets Available for Plan Benefits
                                                          Year ended December 31, 1993

                                                                                              Managed       RNYC
                                       Aggressive      Common        Fixed                     Total       Common
                                         Growth        Stock        Income      Savings       Return        Stock
                                          Fund         Fund          Fund        Fund          Fund         Fund        Total
Assets:
  Investments at fair value:
    Trust Fund Liquid Assets
      Trust-prime obligations          $  210,867      220,599      164,090      228,978      275,502      193,122    1,293,158
    Pooled Employee Benefit Trust
      of Republic National Bank of
      New York                          4,549,522   11,355,362    7,256,665   25,065,144    9,664,792         -      57,891,485
    RNYC common stock                        -            -            -            -            -       8,887,642    8,887,642
                                       ----------   ----------    ---------   ----------   ----------    ---------   ----------
           Total Investments            4,760,389   11,575,961    7,420,755   25,294,122    9,940,294    9,080,764   68,072,285

  Contributions receivable                 84,772      198,155       99,522      379,489      182,103      179,035    1,123,076
  Accrued income receivable                   565          589          433          656          734          520        3,497
                                       ----------   ----------    ---------   ----------   ----------    ---------   ----------
           Net assets available for
             plan benefits             $4,845,726   11,774,705    7,520,710   25,674,267   10,123,131    9,260,319   69,198,858
                                       ----------   ----------    ---------   ----------   ----------    ---------   ----------
                                       ----------   ----------    ---------   ----------   ----------    ---------   ----------



                                                          Year ended December 31, 1992

                                                                                              Managed       RNYC
                                       Aggressive      Common        Fixed                     Total       Common
                                         Growth        Stock        Income      Savings       Return        Stock
                                          Fund         Fund          Fund        Fund          Fund         Fund        Total
Assets:
 Investments at fair value:
   Trust Fund Liquid Assets
     Trust-prime obligations           $  110,606      166,698      179,894      310,680      193,334       33,754      994,966
   Pooled Employee Benefit Trust
     of Republic National Bank of
     New York                           3,324,766    9,111,560    4,851,857   24,231,070    6,737,610         -      48,256,863
   RNYC common stock                         -            -            -            -            -       6,966,294    6,966,294
                                       ----------    ---------    ---------   ----------    ---------    ---------   ----------
          Total Investments             3,435,372    9,278,258    5,031,751   24,541,750    6,930,944    7,000,048   56,218,123

 Contributions receivable                  55,493      137,945       70,232      308,599      116,582      144,105      832,956
 Accrued income receivable                    293          460          485          894          545           95        2,772
                                       ----------    ---------    ---------   ----------    ---------    ---------   ----------
          Net assets available for
            plan benefits              $3,491,158    9,416,663    5,102,468   24,851,243    7,048,071    7,144,248   57,053,851
                                       ----------    ---------    ---------   ----------    ---------    ---------   ----------
                                       ----------    ---------    ---------   ----------    ---------    ---------   ----------

See accompanying Notes to Financial Statements.



                                                       PROFIT SHARING AND SAVINGS PLAN OF
                                                       REPUBLIC NATIONAL BANK OF NEW YORK

                                          Statements of Changes in Net Assets Available for Plan Benefits
                                                          Year ended December 31, 1993

                                                                                               Managed       RNYC
                                        Aggressive      Common       Fixed                      Total       Common
                                          Growth        Stock        Income      Savings       Return        Stock
                                           Fund         Fund          Fund        Fund          Fund         Fund        Total
Investment Income:
  Net appreciation (depreciation)
    in fair value of investments        $  515,510    1,258,108      756,479    1,085,950      893,949     (109,857)   4,400,139
  Interest                                   4,565        8,176        5,889        5,499        6,523        7,738       38,390
  Dividends                                   -            -            -            -            -         133,018      133,018
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------
           Total investment
             income                        520,075    1,266,284      762,368    1,091,449      900,472       30,899    4,571,547

Contributions:
  Employee                                 470,383    1,041,110      476,602    1,844,484      736,972    1,025,442    5,594,993
  Employer                                 500,547    1,136,022      570,661    2,896,327      690,281    1,077,340    6,871,178
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------

                                           970,930    2,177,132    1,047,263    4,740,811    1,427,253    2,102,782   12,466,171
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------

           Total additions               1,491,005    3,443,416    1,809,631    5,832,260    2,327,725    2,133,681   17,037,718

Distributions to participants             (300,945)    (842,301)    (312,483)  (2,648,529)    (320,305)    (468,148)  (4,892,711)
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------
           Net increase before
             interfund transfers         1,190,060    2,601,115    1,497,148    3,183,731    2,007,420    1,665,533   12,145,007

Interfund transfers                        164,508     (243,073)     921,094   (2,360,707)   1,067,640      450,538         -
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------
           Net increase                  1,354,568    2,358,042    2,418,242      823,024    3,075,060    2,116,071   12,196,336

Net assets available for plan benefits:
  Beginning of year                      3,491,158    9,416,663    5,102,468   24,851,243    7,048,071    7,144,248   57,053,851
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------

  End of year                           $4,845,726   11,774,705    7,520,710   25,674,267   10,123,131    9,260,319   69,198,858
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------
                                        ----------   ----------    ---------   ----------   ----------    ---------   ----------



                                                          Year ended December 31, 1992


                                                                                               Managed       RNYC
                                        Aggressive      Common       Fixed                      Total       Common
                                          Growth        Stock        Income      Savings       Return        Stock
                                           Fund         Fund          Fund        Fund          Fund         Fund       Total
Investment Income:
  Net appreciation
    in fair value of investments        $  399,303      723,567      385,386    1,243,329      553,576      101,570    3,406,731
  Interest                                   4,986        9,671        6,895       11,630       12,287        6,517       51,986
  Dividends                                   -            -            -            -            -         125,329      125,329
                                        ----------   ----------    ---------   ----------    ---------    ---------   ----------
           Total investment
             income                        404,289      733,238      392,281    1,254,959      565,863      233,416    3,584,046

Contributions:
  Employee                                 311,771      732,572      371,947    1,596,604      750,248      693,912    4,457,054
  Employer                                 308,259      789,502      416,375    3,079,630      649,096      482,798    5,725,660
                                        ----------    ---------    ---------   ----------    ---------    ---------   ----------

                                           620,030    1,522,074      788,322    4,676,234    1,399,344    1,176,710   10,182,714
                                        ----------    ---------    ---------   ----------    ---------    ---------   ----------

           Total additions               1,024,319    2,255,312    1,180,603    5,931,193    1,965,207    1,410,126   13,766,760

Distributions to participants             (163,989)    (344,628)    (212,350)  (1,792,790)    (454,149)    (366,535)  (3,334,441)
                                        ----------    ---------    ---------   ----------    ---------    ---------   ----------
           Net increase before
             interfund transfers           860,330    1,910,684      968,253    4,138,403    1,511,058    1,043,591   10,432,319

Interfund transfers                        115,342      144,973      324,450   (4,034,951)     304,259    3,145,927         -
                                        ----------    ---------    ---------   ----------    ---------    ---------   ----------
           Net increase                    975,672    2,055,657    1,292,703      103,452    1,815,317    4,189,518   10,432,319

Net assets available for plan benefits:
  Beginning of year                      2,515,486    7,361,006    3,809,765   24,747,791    5,232,754    2,954,730   46,621,532
                                        ----------    ---------    ---------   ----------    ---------    ---------   ----------

  End of year                           $3,491,158    9,416,663    5,102,468   24,851,243    7,048,071    7,144,248   57,053,851
                                        ----------    ---------    ---------   ----------    ---------    ---------   ----------
                                        ----------    ---------    ---------   ----------    ---------    ---------   ----------

See accompanying Notes to Financial Statements.

                  PROFIT SHARING AND SAVINGS PLAN OF
                  REPUBLIC NATIONAL BANK OF NEW YORK

                    Notes to Financial Statements

                     December 31, 1993 and 1992


(1)  Description of Plan

The following description of the Profit Sharing and Savings Plan of Republic National Bank of New York, as amended and restated as of January 1, 1991 (the "Plan"), is presented for general information purposes only. Participants should refer to the Plan Document for more complete information.

(a)  General

The Plan is a defined contribution plan sponsored by Republic National Bank of New York (the "Bank"), a wholly owned subsidiary of Republic New York Corporation (the "Corporation"). The Plan covers substantially all domestic employees of the Bank, the Corporation and their subsidiaries. The Plan, in general, has a profit sharing component (Employer Allocations) and elective deferral contribution components (Savings Plus Contributions and Flex Fund Elective Deferrals and, effective January 1, 1991, After-Tax Savings). In general, all regular salaried employees are eligible to participate in the Plan. Employees become participants on January 1, coinciding with or following the date of hire; however, a participant may not have profit sharing contributions or Flex Fund Elective Deferral contributions made on his behalf under the Plan prior to the first anniversary of such participant's date of hire. The purpose of the Plan is to recognize employees' contributions to the successful operation of the Bank and to provide employees with a savings method, through payroll deductions, on a pre- and after-tax basis.

(b) Benefits

The Bank generally issues a profit sharing award on behalf of the participating employees and contributes a portion of such profit sharing award to the Plan. Approximately 50% of this award is referred to as the Employer Allocation. The balance of such award, to the extent contributed to the Plan, represents Flex Fund Elective Deferrals. The amount of the profit sharing award is usually based primarily on the Bank's earnings for the year. In some years, there may be no profit sharing award. Plan forfeitures for the year reduce profit sharing awards otherwise payable by the Bank.

An eligible employee's profit sharing award each year is calculated, if a profit sharing award is declared by the Bank for such year, by allocation of the Bank's total profit sharing award times the relationship of the participant's base salary to the base salaries for all eligible participants. Base salary is exclusive of overtime payments, expense allowances, pension and insurance benefits, bonuses and other special payments.

Employees may elect (i) to receive either all or a portion of 50% of their profit sharing award in cash and/or spend it on benefits under the Flex Fund, a Code Section 125 cafeteria plan sponsored by the Bank, with the remainder placed in the Plan, for which the Bank serves as Trustee, or (ii) to have 100% of their allocation placed in the Plan. The portion of the profit sharing award that is paid into the Plan is comprised of Employer Allocations and Flex Fund Elective Deferrals. Participants' profit sharing contributions to the Plan representing Flex Fund Elective Deferrals, and the earnings thereon, are always 100% vested and nonforfeitable.
The balance (i.e., 50%) of the profit sharing award with respect to which the participant makes no election and which is automatically contributed to the Plan on the participant's behalf (i.e., the Employer Allocation), becomes fully vested and nonforfeitable when the participant completes three years of service.

(c)  Contributions

The Bank may contribute to the Plan each year such amount, if any, as shall be determined by the Board of Directors of the Bank in its discretion, but not exceeding the maximum amount which would be deductible by the Bank for such year for income tax purposes.
Employer contributions, which are primarily based on the Bank's earnings for the year, are contributed and included in the Plan when the financial statements of the Bank are approved by its Board of Directors.

Total contributions to the Plan on behalf of any participant for any Plan year shall not exceed the lesser of (a)$30,000, or (b) 25% of the participant's total earnings for such Plan year. Savings
Plus Contributions, Flex Fund Elective Deferrals and, effective January 1, 1991, After-Tax Savings contributions on behalf of certain highly compensated employees may be limited as a result of certain nondiscrimination rules under the Internal Revenue Code of 1986, as amended (the "Code").

Savings Plus Contributions are permitted from 1% to 10% of the employee's base salary (as of the previous September 1st) in multiples of 1%. Effective January 1, 1991, After-Tax Savings contributions are also permitted from 1% to 10% of the employee's base salary (as of the previous September 1st) in multiples of 1%. Employees may not contribute more than 15% of the member's annual compensation between the Savings Plus and After-Tax Savings contributions. By law, the total Savings Plus Contributions plus Flex Fund Elective Deferrals for 1993 is limited to $9,240 per employee. Savings Plus Contributions, Flex Fund Elective Deferrals and associated earnings are not subject to current Federal income taxes and may not be subject to state and local income taxes. All such contributions are made on a pre-tax basis, thereby reducing taxable income. Income taxes on such amounts are deferred until the participant receives distributions from the Plan. Earnings on any After-Tax Savings contributions are also tax deferred.

The participants' Savings Plus Contributions (made via payroll deductions), and the interest earned thereon, are invested by the Bank in short-term money market investments from the payroll deductions date to the date such contributions are invested in the Plan's investment funds. Such interest earned is treated as an additional contribution to the investment funds.

A participant may, with the consent of the Plan Administrator, deposit a payout from a former employer's profit sharing plan into the Plan. A participant is not required to complete one year of service to make such rollover contributions.

(d)  Distributions

Participants or their beneficiaries are entitled to receive benefit payments representing their vested interest in the Plan as follows:
(1) participants may, in the case of certain hardships set forth in the Plan, apply for a distribution of all, or a portion of, their Savings Plus Contributions, Flex Fund Elective Deferrals and the vested portion of the participant's Employer Allocation Account and, effective January 1, 1991, After-Tax Savings Contributions;
(2) participants may withdraw all or a portion of their vested interest under the Plan upon their attainment of age 59-1/2; (3) withdrawals of After-Tax Savings Contributions are permitted once per quarter and will be paid as soon as practicable following the end of the quarter in which the request was made; (4) in general, upon termination of employment, participants or their beneficiaries shall receive payment of their vested interest in the Plan as a lump-sum distribution (payable as soon as practicable following the valuation date immediately following the participant's termination of employment, but in no event later than 60 days after the close of the plan year in which the participant's termination of employment occurred), in two installments, or in five equal annual installments; and (5) participants with a vested interest in the RNYC Common Stock Fund may elect, upon termination, to receive all or a portion of their distribution as cash and/or shares.

A participant may not have any portion of his Savings Plus account balance or his Flex Fund Elective Deferral account balance distributed earlier than the participant's (a) retirement, (b) death, (c) disability, (d) termination of employment, (e) attainment of age 59-1/2, or (f) hardship. A distribution on account of hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

(e)  Investment Elections

Under the terms of the Plan, participants may designate, in multiples of 10%, the proportions in which their allocations and contributions placed in the Plan are to be invested in any of the six current investment funds under the Plan (collectively known as the "funds") which are: Aggressive Growth Fund, Common Stock Fund, Fixed Income Fund, Savings Fund, Managed Total Return Fund and
RNYC Common Stock Fund. Participants failing to make an election decision will have their allocations invested in the Savings Fund. A participant may elect to change his investment designation up to four times a year based on the schedule specified in the Plan.

The Bank, as Trustee for the funds, has discretionary authority concerning purchases and sales of investments in each of its six investment funds, within the guidelines described in the Plan
Document as follows:

Aggressive Growth Fund - to be invested in shares of investment companies registered within the meaning of Section 5(a)(i) of the Investment Company Act of 1940, which may invest in common stocks and similar equity securities of less seasoned companies which represent the potential of maximum long-term capital growth. The Aggressive Growth Fund may also invest in other short-term investments.

Common Stock Fund - to be invested in common stocks and securities convertible into common stocks. The Common Stock Fund may also invest in other short-term investments.

Fixed Income Fund - to be invested in bonds, debentures, mortgages, preferred stocks or other evidences of indebtedness. The Fixed
Income Fund may also invest in other short-term investments.

Savings Fund - to be invested in savings or time accounts, certificates of deposit, obligations of the United States or those for which the full faith and credit of the United States are pledged to provide for the payment of the interest and principal, and obligations of any agency or instrumentality of the United States. The Savings Fund may also invest in other short-term investments.

Managed Total Return Fund - to be invested in one fund that is a combination of the Aggressive Growth, Common Stock and Fixed Income funds currently offered. In normal times it will contain approximately a 50-50 mix of growth oriented funds as well as fixed income and money market funds. The amount invested in growth and/or bond funds may be reduced when it is believed that either or both have unfavorable risk/reward parameters; in this case the investment in money market funds would be used.

RNYC Common Stock Fund - to be invested in Republic New York
Corporation common stock. Investments in this fund must be in multiples of 10% and may not exceed 50% of the participant's total Plan balance.

Presently, the Plan assets are invested in the Pooled Employee Benefit Trust of Republic National Bank of New York, except the RNYC Common Stock Fund which are invested in RNYC common stock. Each investment fund utilizes the Republic Trust Fund Liquid Assets Trust-prime obligations, a money market sweep account, to invest excess cash.

(2)  Summary of Significant Accounting Policies

(a)  Investments Valuations and Income Recognition

Trust Fund Liquid Assets Trust - prime obligations are investments in money market funds for purposes of liquidity and are stated at cost which approximates fair value.

The investments in the Pooled Employee Benefit Trust of Republic National Bank of New York ("PEBT") are stated at fair value based upon the unit valuations as reported in the PEBT audited financial statements as of December 31, 1993 and 1992. Such unit valuations are based predominantly on market quotations for the underlying investments obtained from national securities exchanges.

Republic New York Corporation common stock is stated at fair value based upon the closing market price quoted on a national securities exchange.

Interest income in Trust Fund Liquid Assets Trust - prime obligations are recorded on an accrual basis. Net investment income from the PEBT funds includes current earnings from the PEBT's underlying investments, net gains and losses from the sale of investments by the PEBT, and the net change in the unrealized appreciation or depreciation in the PEBT's underlying investments, and is recorded as net appreciation (depreciation) in fair value of investments in the Plan's financial statements.

Dividend income in the RNYC Common Stock Fund is recorded on an accrual basis at the date of record of the dividends.

Gains or losses on sales of investments are accounted for on an average cost basis.

(b)  Contributions, Distributions and Interfund Transfers

All contributions, distributions and interfund transfers are affected at the Plan's quarterly valuation dates. The Bank's and employees' contributions are made in accordance with note 1(c).

The contribution receivable represents employee payroll deductions for the fourth quarter of 1993, which were contributed to the Plan in January 1994.

A participant's distributions are paid out by the Bank when the participant is entitled to them as discussed in note 1(d). The decrease in the investment funds is recognized at the subsequent Plan quarterly valuation date, at which time the Bank is reimbursed by the Plan.

Interfund transfers are elected by the participants as discussed in note 1(e) and the change in the investment funds is recognized at the subsequent Plan quarterly valuation date.

(c)  Administrative Expenses

Administrative expenses are borne by the Plan, unless the Bank, at its option, chooses to pay for such expenses. During 1993 and 1992, the Bank has chosen to pay all administrative expenses of the Plan.

(3)  Plan Valuations

Plan valuations are performed quarterly.

The Plan maintains records for each participant in dollar amounts, except in the case of the RNYC Common Stock Fund which is maintained in shares of common stock. Dividends received on the RNYC Common Stock Fund are credited to each participant based upon the number of shares owned in the fund. For all other funds, at the quarterly valuations, each individual is credited with his pro rata share of income in an investment fund based on his opening balance compared to the total of all individuals' opening balances in that fund.

(4)  Investments

The following table presents the fair values of investments that represent 5 percent or more of the Plan's net assets:

                         Fair Value of Investments
                                            December 31, 1993

                                     No. of
                                     units/                      Fair
                                     shares        Cost          value
Investments at Fair Value
  as Determined by Quoted Market
  Price:

Aggressive Growth Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Aggressive
    Investment Fund                  14,150    $ 2,931,671    $ 4,549,522

Common Stock Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Common Stock
    Investment Fund                  16,128      6,112,481     11,355,362

Fixed Income Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Fixed Income
    Investment Fund                  20,417      4,434,107      7,256,665

Savings Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Short Term
    Money Fund                       75,257     16,829,791     25,065,144

Managed Total Return Fund:
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Managed Total
    Return Investment Fund           57,025      7,076,050      9,664,792

RNYC Common Stock Fund:
  Republic New York Corporation -
    Common Stock                    190,110      8,289,813      8,887,642
                                     shares                   -----------
        Total                                                 $66,779,127
                                                              -----------
                                                              -----------

The net change in fair value of the Plan's investments (including investments bought, sold, and held during the year) is separately disclosed in the statement of changes in net assets available for plan benefits.

The Plan calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between market value and cost. The Internal Revenue Service ("IRS") Form 5500 calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between current market value and market value at the prior period year end.

(5)  Plan Termination

While it has not expressed any intention to do so, the Bank may terminate the Plan at any time. In the event of the termination of the Plan, or if there is a complete discontinuance of contributions, the account of each participant shall become nonforfeitable and distributable in accordance with the provisions of the Plan. No termination of the Plan shall permit any part of the Funds to be used for or diverted to purposes other than for the exclusive benefit of participants, former participants or beneficiaries.


(6)  Federal Income Taxes

The Plan has been determined by the Internal Revenue Service in its tax qualification letter dated April 3, 1987 to be a qualified tax-exempt plan under the provisions of Section 401(a) of the Internal Revenue Code.


(7)  The Manhattan Savings Bank Employee Thrift Incentive Plan Termination

Effective January 1, 1991, the Board of Trustees of The Manhattan Savings Bank, a wholly-owned subsidiary of the Corporation, agreed to terminate The Manhattan Savings Bank Employee
Thrift Incentive Plan. Such termination was subject to the approval of certain regulatory filings by the Internal Revenue Service. Effective January 1, 1991, all participants of The Manhattan Savings Bank Employee Thrift Incentive Plan became fully vested in their respective participant accounts including employer's contributions and all regular salaried employees of The Manhattan Savings Bank were eligible to participate in the Plan.
Upon receipt of the regulatory approval of the Application of Determination Upon Termination, The Manhattan Savings Bank employees were given the option to liquidate funds in their participant account in total or liquidate the after-tax portion and roll over the deferred-tax portion into the Profit Sharing and Savings Plan of Republic National Bank of New York. Such regulatory approvals were received in 1993 and approximately $389,000 of the assets of the The Manhattan Savings Bank Employee Thrift Incentive Plan were transferred to the Plan and recorded as employee contributions.

                                                              Schedule 1
                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

               Assets Held for Investment at End of Plan Year

                             December 31, 1993
                                    No. of
                                    units/                     Fair
                                    shares       Cost          value
Aggressive Growth Fund:
  Trust Fund Liquid Assets
    Trust - prime obligations       210,867   $   210,867   $   210,867
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Aggressive
    Investment Fund                  14,150     2,931,671     4,549,522
                                              -----------   -----------
      Total Aggressive Growth Fund            $ 3,142,538     4,760,389
                                              -----------   -----------
                                              -----------   -----------

Common Stock Fund:
  Trust Fund Liquid Assets
    Trust - prime obligations       220,599   $   220,599       220,599
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Common Stock
    Investment Fund                  16,128     6,112,481    11,355,362
                                              -----------   -----------
      Total Common Stock Fund                 $ 6,333,080    11,575,961
                                              -----------   -----------
                                              -----------   -----------

Fixed Income Fund:
  Trust Fund Liquid Assets
    Trust - prime obligations       164,090   $   164,090       164,090
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Fixed Income
    Investment Fund                  20,147     4,434,107     7,256,665
                                              -----------   -----------
      Total Fixed Income Fund                 $ 4,598,197     7,420,755
                                              -----------   -----------
                                              -----------   -----------

Savings Fund:
  Trust Fund Liquid Assets
    Trust - prime obligations       228,978   $   228,978       228,978
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Short Term
    Money Fund                       75,257    16,829,791    25,065,144
                                              -----------   -----------
      Total Savings Fund                      $17,058,769    25,294,122
                                              -----------   -----------
                                              -----------   -----------


Managed Total Return Fund:
  Trust Fund Liquid Assets
    Trust - prime obligations       275,502   $   275,502       275,502
  Pooled Employee Benefit Trust
    of Republic National Bank
    of New York - Managed Total
    Return Investment Fund           57,025     7,076,050     9,664,792
                                              -----------   -----------
      Total Managed Total Return
        Fund                                  $ 7,351,552     9,940,294
                                              -----------   -----------
                                              -----------   -----------

RNYC Common Stock Fund:
  Trust Fund Liquid Assets
    Trust - prime obligations       193,122   $   193,122       193,122
  Republic New York Corporation -
    Common Stock shares             190,110     8,289,813     8,887,642
                                     shares   -----------   -----------

      Total RNYC Common Stock
        Fund                                  $ 8,482,935     9,080,764
                                              -----------   -----------
                                              -----------   -----------

                                                             Schedule 2

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                          Reportable Transactions
                    For the Year Ended December 31, 1993


Description of issue
Purchases;
   Single transactions:
                            No Reportable Transactions

   Series of transactions:
                            No Reportable Transactions

Sales:
   Single transactions:
                            No Reportable Transactions

   Series of transactions:
                            No Reportable Transactions
